EXHIBIT 99.1

Goldman Sachs BDC, Inc. Reports Second Quarter 2018 Financial Results and Announces Quarterly Dividend of $0.45 Per Share

Company Release – August 2, 2018

NEW YORK — (BUSINESS WIRE) — Goldman Sachs BDC, Inc. (“GS BDC” or the “Company”) (NYSE: GSBD) today announced its financial results for the second quarter ended June 30, 2018 and filed its Form 10-Q with the U.S. Securities and Exchange Commission.

QUARTERLY HIGHLIGHTS

◾	Net investment income for the quarter ended June 30, 2018 was $0.50 per share, equating to an annualized net investment income yield on book value of 11.1%;

◾	The Company announced a third quarter dividend of $0.45 per share payable to shareholders of record as of September 28, 2018;[1]

◾	The Company received stockholder approval to reduce its asset coverage requirement to 150%, which provides the Company with added investment flexibility;

◾	New investment commitments and fundings were $92.6 million and $58.9 million, respectively; sales and repayments totaled $79.6 million;[2]

◾	Investments on non-accrual represented 0.7% and 0.8% of the total investments at fair value and amortized cost, respectively;[2] and

◾	Subsequent to quarter-end, the Company closed $40.0 million aggregate principal amount of 4.50% convertible notes due April 2022.

SELECTED FINANCIAL HIGHLIGHTS

(in $ millions, except per share data)	As of June 30, 2018	As of March 31, 2018

Investment portfolio, at fair value[2]	$1,237.3	$1,256.7
Total debt outstanding[3]	508.0	530.0
Net assets	726.5	726.7
Net asset value per share	$18.08	$18.10

	Three Months Ended June 30, 2018	Three Months Ended March 31, 2018

Total investment income	$37.2	$35.5
Net investment income after taxes	20.2	18.7
Net increase in net assets resulting from operations	17.5	18.5

Net investment income per share (basic and diluted)	0.50	0.47
Earnings per share (basic and diluted)	0.43	0.46
Regular distribution per share	0.45	0.45

INVESTMENT ACTIVITY2

During the three months ended June 30, 2018, new investment commitments and fundings were $92.6 million and $58.9 million, respectively. The new investment commitments were across seven new portfolio companies and four existing portfolio companies. The Company had sales and repayments of $79.6 million, comprised of $62.7 million from the full repayment of investments in three portfolio companies, $11.0 million from the sale of an investment in one portfolio company and $5.9 million from scheduled amortization across various portfolio companies.

Summary of Investment Activity for the Three Months Ended June 30, 2018:

	New Investment Commitments		Sales and Repayments

Investment Type	$ Millions	% of Total	$ Millions	% of Total
1st Lien/Senior Secured Debt	$72.0	77.8%	$6.4	8.0%
1st Lien/Last-Out Unitranche	6.8	7.3%	44.0	55.3%
2nd Lien/Senior Secured Debt	8.3	8.9%	29.2	36.7%
Unsecured Debt	0.1	0.1%	-	-%
Preferred Stock	3.2	3.5%	-	-%
Common Stock	2.2	2.4%	-	-%
Investment Funds & Vehicles (SCF)	-	-%	-	-%
Total	$92.6	100.0%	$79.6	100.0%

During the three months ended June 30, 2018, the SCF made new investment commitments and fundings of $60.8 million and $54.9 million, respectively. The new investment commitments were across five new portfolio companies. The SCF had sales and repayments of $11.9 million, resulting in net funded portfolio change of $43.0 million during the quarter. As of June 30, 2018, the SCF’s investment portfolio at fair value was $490.5 million. The weighted average yield on the total investment portfolio at amortized cost was 7.6% which was unchanged from the previous quarter.4 The SCF represents the Company’s largest investment at both cost and fair value.

PORTFOLIO SUMMARY2

As of June 30, 2018, the Company’s investment portfolio had an aggregate fair value of $1,237.3 million, comprised of investments in 59 portfolio companies operating across 31 different industries. The investment portfolio on a fair value basis was comprised of 88.9% secured debt investments (52.8% in first lien debt (including 16.6% in first lien/last-out unitranche debt) and 36.1% in second lien debt), 0.5% in unsecured debt, 1.3% in preferred stock, 1.8% in common stock, and 7.5% in the SCF.

Summary of Investment Portfolio as of June 30, 2018:

	Investments at Fair Value
Investment Type	$ Millions	% of Total
1st Lien/Senior Secured Debt	448.5	36.2%
1st Lien/Last-Out Unitranche	205.0	16.6%
2nd Lien/Senior Secured Debt	446.6	36.1%
Unsecured Debt	5.8	0.5%
Preferred Stock	16.8	1.3%
Common Stock	22.3	1.8%
Senior Credit Fund (contains 96.9% 1st Lien Debt; 3.1% 2nd Lien Debt)	92.3	7.5%
Total	$1,237.3	100.0%

As of June 30, 2018, the weighted average yield of the Company’s total debt and income producing investments at amortized cost and fair value was 11.5% and 12.1%, respectively, which was unchanged from the previous quarter.4 The weighted average yield of the Company’s total investment portfolio at amortized cost and fair value was 10.9% and 11.7%, respectively, as compared to 11.1% and 11.7% respectively, as of March 31, 2018.

On a fair value basis, as of June 30, 2018, 96.1% of the Company’s debt investments bore interest at a floating rate.5

As of June 30, 2018, the weighted average net debt/EBITDA of the companies in the Company’s investment portfolio was 5.2x versus 5.1x as of March 31, 2018. The weighted average interest coverage of companies comprising interest-bearing investments in the investment portfolio was 2.2x as compared to 2.3x in the prior quarter. The median EBITDA of the portfolio companies was $36.7 versus $39.7 million as of March 31, 2018.6

As of June 30, 2018, investments on non-accrual status represented 0.7% and 0.8% of the total investment portfolio at fair value and amortized cost, respectively.

The Company’s investment in the SCF produced a return of 10.9% and 11.0%, at amortized cost and fair value, respectively, over the trailing four quarters ended June 30, 2018. The SCF’s investment portfolio had an aggregate fair value of $490.5 million, comprised of investments in 36 portfolio companies operating across 20 different industries. The SCF’s investment portfolio on a fair value basis was comprised of 100.0% secured debt investments (96.9% in first lien debt, and 3.1% in second lien debt). All of the investments in the SCF were debt investments bearing a floating interest rate.

As of June 30, 2018, the weighted average net debt/EBITDA and interest coverage of the companies in the SCF investment portfolio were 4.6x and 2.6x, respectively. The median EBITDA of the SCF’s portfolio companies was $49.8 million. As of June 30, 2018, the SCF had one investment on non-accrual status.7

RESULTS OF OPERATIONS

Total investment income for the three months ended June 30, 2018 and March 31, 2018 was $37.2 million and $35.5 million, respectively. The increase in investment income over the quarter was primarily driven by higher interest income, including prepayment fees, and other income. The $37.2 million of total investment income was comprised of $34.6 million from interest income, original issue discount accretion, payment-in-kind and dividend income, $0.7 million from other income and $1.9 million from prepayment related income.8

Total expenses before taxes for the three months ended June 30, 2018 and March 31, 2018 were $16.8 million and $16.5 million, respectively. The $0.3 million increase in expenses was primarily driven by an increase in interest and other debt expenses and other operating expenses which was partially offset by a decrease in investment advisory fees. The $16.8 million of total expenses were comprised of $6.2 million of interest and credit facility expenses, $8.8 million of management and incentive fees, and $1.8 million of other operating expenses.

Net investment income after taxes for the three months ended June 30, 2018 was $20.2 million, or $0.50 per share, compared with $18.7 million, or $0.47 per share per share for the three months ended March 31, 2018.

During the three months ended June 30, 2018, the Company had net realized and unrealized losses of $(2.7) million.

Net increase in net assets resulting from operations for the three months ended June 30, 2018 was $17.5 million, or $0.43 per share.

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2018, the Company had $508.0 million of total principal amount of debt outstanding, comprised of $393.0 million of outstanding borrowings under its revolving credit facility and $115.0 million of convertible notes. The combined weighted average interest rate on debt outstanding was 3.97% for the six months ended June 30, 2018 as compared to 3.83% for the three months ended March 31, 2018. As of June 30, 2018, the Company had $302.0 million of availability under its revolving credit facility and $9.2 million in cash and cash equivalents.

The Company’s average and ending debt to equity leverage ratio was 0.72x and 0.70x, respectively, for the three months ended June 30, 2018, as compared with 0.72x and 0.73x, respectively, for the three months ended March 31, 2018.9

CONFERENCE CALL

The Company will host an earnings conference call on Friday, August 3, 2018 at 9:00 am Eastern Time. All interested parties are invited to participate in the conference call by dialing (866) 884-8289; international callers should dial +1 (631) 485-4531; conference ID 1584433. All participants are asked to dial in approximately 10-15 minutes prior to the call, and reference “Goldman Sachs BDC, Inc.” when prompted. For a slide presentation that the Company may refer to on the earnings conference call, please visit the Investor Resources section of the Company’s website at www.goldmansachsbdc.com. The conference call will be webcast simultaneously on the Company’s website. An archived replay of the call will be available from approximately 12:00 pm Eastern Time on August 3 through September 3. To hear the replay, participants should dial (855) 859-2056; international callers should dial +1 (404) 537-3406; conference ID 1584433. An archived replay will also be available on the Company’s webcast link located on the Investor Resources section of the Company’s website. Please direct any questions regarding obtaining access to the conference call to Goldman Sachs BDC, Inc. Investor Relations, via e-mail, at gsbdc-investor-relations@gs.com.

ENDNOTES

1 The $0.45 per share dividend is payable on October 15, 2018 to holders of record as of September 28, 2018.

2 The discussion of the investment portfolio of both the Company and the SCF excludes the investment in a money market fund managed by an affiliate of The Goldman Sachs Group, Inc.

3 Total debt outstanding excluding netting of debt issuance costs of $3.3 million and $3.5 million, respectively, as of June 30, 2018 and March 31, 2018.

4 Computed based on the (a) annual actual interest rate or yield earned plus amortization of fees and discounts on the performing debt and other income producing investments as of the reporting date, divided by (b) the total performing debt and other income producing investments (excluding investments on non-accrual) at amortized cost or fair value, respectively.

5 The fixed versus floating composition has been calculated as a percentage of performing debt investments, including income producing stock investments and excludes investments, if any, placed on non-accrual.

6 For a particular portfolio company, we calculate the level of contractual indebtedness net of cash (“net debt”) owed by the portfolio company and compare that amount to measures of cash flow available to service the net debt. To calculate net debt, we include debt that is both senior and pari passu to the tranche of debt owned by us but exclude debt that is legally and contractually subordinated in ranking to the debt owned by us.

We believe this calculation method assists in describing the risk of our portfolio investments, as it takes into consideration contractual rights of repayment of the tranche of debt owned by us relative to other senior and junior creditors of a portfolio company. We typically calculate cash flow available for debt service at a portfolio company by taking net income before net interest expense, income tax expense, depreciation and amortization (“EBITDA”) for the trailing twelve month period. Weighted average net debt to EBITDA is weighted based on the fair value of our debt investments, including our exposure to underlying debt investments in the SCF and excluding investments where net debt to EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

For a particular portfolio company, we also calculate the level of contractual interest expense owed by the portfolio company, and compare that amount to EBITDA (“interest coverage ratio”). We believe this calculation method assists in describing the risk of our portfolio investments, as it takes into consideration contractual interest obligations of the portfolio company. Weighted average interest coverage is weighted based on the fair value of our performing debt investments, including our exposure to underlying debt investments in the SCF and excluding investments where interest coverage may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

Median EBITDA is based on our debt investments, including our exposure to underlying debt investments in the SCF and excluding investments where net debt to EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

Portfolio company statistics are derived from the financial statements most recently provided to us of each portfolio company as of the reported end date. Statistics of the portfolio companies have not been independently verified by us and may reflect a normalized or adjusted amount. As of June 30, 2018 and March 31, 2018, investments where net debt to EBITDA may not be the appropriate measure of credit risk represented 10.5% and 11.1%, respectively, of total debt investments, including our investment in the SCF, at fair value. Portfolio company statistics are derived from the financial statements most recently available to us of each portfolio company as of the respective reported end date. Portfolio company statistics have not been independently verified by us and may reflect a normalized or adjusted amount.

7 For a particular portfolio company of the SCF, we calculate the level net debt owed by the portfolio company, and compare that amount to measures of cash flow available to service the net debt. To calculate net debt, we include debt that is both senior and pari passu to the tranche of debt owned by the SCF, but exclude debt that is legally and contractually subordinated in ranking to the debt owned by the Senior Credit Fund. We believe this calculation method assists in describing the risk of the SCF’s portfolio investments, as it takes into consideration contractual rights of repayment of the tranche of debt owned by the SCF relative to other senior and junior creditors of a portfolio company. We typically calculate cash flow available for debt service at a portfolio company by taking EBITDA for the trailing twelve month period. For a particular portfolio company of the SCF, we also calculate the interest coverage ratio. We believe this calculation method assists in describing the risk of the SCF’s portfolio investments, as it takes into consideration contractual interest obligations of the portfolio company. Median EBITDA is based on the SCF’s debt investments. Portfolio company statistics are derived from the financial statements most recently available to us of each portfolio company of the SCF as of the respective reported end date. Statistics of the SCF’s portfolio companies have not been independently verified by us and may reflect a normalized or adjusted amount.

8 Interest income excludes accelerated accretion of upfront loan origination fees and unamortized discounts of $0.5 million. Prepayment related income includes prepayment premiums and accelerated accretion of upfront loan origination fees and unamortized discounts.

9 The average debt to equity leverage ratio has been calculated using the average daily borrowings during the quarter divided by average net assets, adjusted for equity contributions. The ending and average debt to equity leverage ratios exclude unfunded commitments.

Goldman Sachs BDC, Inc.

Consolidated Statements of Assets and Liabilities

(in thousands, except share and per share amounts)

	June 30, 2018 (Unaudited)	December 31, 2017
Assets
Investments, at fair value
Non-controlled/non-affiliated investments (cost of $1,001,942 and $1,053,226, respectively)	$998,111	$1,050,179
Non-controlled affiliated investments (cost of $140,962 and $109,528, respectively)	124,425	95,468
Controlled affiliated investments (cost of $118,107 and $114,911, respectively)	114,813	112,666
Investments in affiliated money market fund (cost of $2 and $11,539, respectively)	2	11,539
Cash	9,206	11,606
Interest and dividends receivable from non-controlled/affiliated investments and non-controlled/non-affiliated investments	7,948	8,302
Dividend receivable from controlled affiliated investments	2,200	2,400
Other income receivable from controlled affiliated investments	—	1,308
Deferred financing costs	6,039	4,847
Deferred offering costs	501	275
Other assets	129	2

Total assets	$1,263,374	$1,298,592

Liabilities
Debt (net of debt issuance costs of $3,288 and $3,724, respectively)	$504,712	$542,526
Interest and other debt expenses payable	1,842	1,688
Management fees payable	4,479	4,647
Incentive fees payable	4,342	3,180
Distribution payable	18,079	18,059
Directors’ fees payable	98	—
Accrued offering costs	314	289
Accrued expenses and other liabilities	3,022	2,373

Total liabilities	$536,888	$572,762

Commitments and Contingencies

Net Assets
Preferred stock, par value $0.001 per share (1,000,000 shares authorized, no shares issued and outstanding)	$—	$—
Common stock, par value $0.001 per share (200,000,000 shares authorized, 40,175,405 and 40,130,665 shares issued and outstanding as of June 30, 2018 and December 31, 2017, respectively)	40	40
Paid-in capital in excess of par	800,822	799,936
Accumulated net realized gain (loss)	(84,121)	(85,451)
Accumulated undistributed net investment income	34,828	32,078
Net unrealized appreciation (depreciation) on investments	(23,662)	(19,352)
Allocated income tax expense	(1,421)	(1,421)

TOTAL NET ASSETS	$726,486	$725,830

TOTAL LIABILITIES AND NET ASSETS	$1,263,374	$1,298,592

Net asset value per share	$18.08	$18.09

Goldman Sachs BDC, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2018	2017	2018	2017
Investment Income:
From non-controlled/non-affiliated investments:
Interest income	$31,228	$30,213	$61,018	$57,179
Other income	737	300	973	835

Total investment income from non-controlled/non-affiliated investments	31,965	30,513	61,991	58,014
From non-controlled affiliated investments:
Payment-in-kind	1,962	1,730	3,903	3,402
Interest income	659	567	1,047	1,122
Dividend income	10	5	17	13
Other income	9	6	15	12

Total investment income from non-controlled affiliated investments	2,640	2,308	4,982	4,549
From controlled affiliated investments:
Payment-in-kind	433	—	806	—
Dividend income	2,200	2,450	5,000	4,900
Other income	—	746	—	746

Total investment income from controlled affiliated investments	2,633	3,196	5,806	5,646

Total investment income	$37,238	$36,017	$72,779	$68,209

Expenses:
Interest and other debt expenses	$6,173	$4,839	$11,896	$9,351
Management fees	4,479	4,351	9,282	8,812
Incentive fees	4,342	1,238	9,026	4,971
Professional fees	1,058	473	1,728	934
Administration, custodian and transfer agent fees	232	195	463	389
Directors’ fees	117	175	218	348
Other expenses	370	285	679	623

Total expenses	$16,771	$11,556	$33,292	$25,428

NET INVESTMENT INCOME (LOSS) BEFORE TAXES	$20,467	$24,461	$39,487	$42,781

Excise tax	$304	$368	$589	$733

NET INVESTMENT INCOME (LOSS) AFTER TAXES	$20,163	$24,093	$38,898	$42,048

Net realized and unrealized gains (losses) on investment transactions:
Net realized gain (loss) from:
Non-controlled/non-affiliated investments	$100	$(38,108)	$1,767	$(38,276)
Non-controlled affiliated investments	—	—	9	—
Net change in unrealized appreciation (depreciation) from:
Non controlled/non-affiliated investments	(481)	26,002	(784)	25,215
Non-controlled affiliated investments	(1,492)	(6,652)	(2,477)	(9,516)
Controlled affiliated investments	(824)	(750)	(1,049)	(321)

Net realized and unrealized gains (losses)	$(2,697)	$(19,508)	$(2,534)	$(22,898)

Provision for taxes on realized gain on investments	$1	$—	$(446)	$—

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$17,467	$4,585	$35,918	$19,150

Net investment income (loss) per share (basic and diluted)	$0.50	$0.64	$0.97	$1.13
Earnings per share (basic and diluted)	$0.43	$0.12	$0.89	$0.52
Weighted average shares outstanding	40,171,957	37,902,018	40,161,297	37,125,726
Distributions declared per share	$0.45	$0.45	$0.90	$0.90

ABOUT GOLDMAN SACHS BDC, INC.

Goldman Sachs BDC, Inc. is a specialty finance company that has elected to be regulated as a business development company under the Investment Company Act of 1940. GS BDC was formed by The Goldman Sachs Group, Inc. (“Goldman Sachs”) to invest primarily in middle-market companies in the United States, and is externally managed by Goldman Sachs Asset Management, L.P., an SEC-registered investment adviser and a wholly-owned subsidiary of Goldman Sachs. GS BDC seeks to generate current income and, to a lesser extent, capital appreciation primarily through direct originations of secured debt, including first lien, first lien/last-out unitranche and second lien debt, and unsecured debt, including mezzanine debt, as well as through select equity investments. For more information, visit www.goldmansachsbdc.com. Information on the website is not incorporated by reference into this press release and is provided merely for convenience.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “target,” “estimate,” “intend,” “continue,” or “believe” or the negatives thereof or other variations thereon or comparable terminology. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. These statements represent the Company’s belief regarding future events that, by their nature, are uncertain and outside of the Company’s control. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ, possibly materially from our expectations, include, but are not limited to, the risks, uncertainties and other factors we identify in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in filings we make with the Securities and Exchange Commission, and it is not possible for us to predict or identify all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Goldman Sachs BDC, Inc.

Investor Contact: Katherine Schneider, 212-902-3122

Media Contact: Patrick Scanlan, 212-902-6164

Source: Goldman Sachs BDC, Inc.